Exhibit 10.11

STOCK OPTION GRANT ACCEPTANCE AND ACKNOWLEDGMENT
DADE BEHRING
2004 INCENTIVE COMPENSATION PLAN

Dade Behring Holdings, Inc. (the “Company”) hereby grants to you an Option (the “Option”) to purchase shares of the Company’s Common Stock.  The Option is subject to all the terms and conditions set forth in this Stock Option Grant Acceptance and Acknowledgment (this “Grant Acknowledgment”) and in the Stock Option Agreement and the Company’s 2004 Incentive Compensation Plan (the “Plan”), which are attached to and incorporated into this Grant Acknowledgment in their entirety.

Participant:

Grant Date:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (per Share):

Option Expiration Date:	(subject to earlier termination in accordance with the terms of the Plan and the Stock Option Agreement)

Type of Option:	Nonqualified Stock Option

Vesting and Exercisability Schedule:	Shares subject to the Option will vest and become exercisable [on each anniversary of the Vesting Commencement Date (provided you remain employed by the Employer)] as follows:

	Date	Number Becoming Vested	Cumulative Vested
	[Dates]	[Numbers]	[Numbers]

[provided you remain a director or employed by the Employer on such dates.]

The Option will [not] vest and become exercisable on a Change in Control.

If the Employer terminates your service or employment without Cause [before you are fully vested in the Option, the Option shall vest.] [before you are fully vested in the Option, you shall vest in an additional prorated number of Shares subject to the Option reflecting the portion of the year you worked since the later of the Vesting Commencement Date or the last date upon which Shares subject to the Option vested (“Termination Vested Options”). Such number of Termination Vested Options shall be determined by

1

multiplying (i) the total number of Shares subject to the Option by (ii) [fraction] multiplied by the number of full calendar months since the later of the Vesting Commencement Date or the last date upon which Shares subject to the Option vested][, you terminate your employment for Good Reason or your service or employment terminates because of your death or Disability, the date of your termination of service or employment for purposes of determining the Shares subject to the Option which are vested and exercisable shall be deemed to have occurred immediately after the next succeeding vesting date. For purposes of this paragraph, “Cause,” “Good Reason” and “Disability” shall have the meanings assigned to such terms in your employment agreement.]  [For this purpose, the month in which your termination of service or employment occurs will be treated as a full calendar month only if your termination of service or employment occurs after the 15th day of the calendar month.]

Additional Terms/Acknowledgement:  [As a condition to your receipt of the Option, you agree to execute the Employment Agreement attached to this Grant Acknowledgment.]  You acknowledge receipt of, and understand and agree to, this Grant Acknowledgment, the Stock Option Agreement and the Plan [and the Employment Agreement].  You further acknowledge that as of the Grant Date, this Grant Acknowledgment, the Stock Option Agreement and the Plan [and the Employment Agreement ]set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject[ with the exception of your employment agreement with the Employer effective as of                            .]

DADE BEHRING HOLDINGS, INC.	PARTICIPANT

By:		Signature
Its:
Date:

Attachments:
1. Stock Option Agreement
2. 2004 Incentive Compensation Plan
[3. Employment Agreement]

2

DADE BEHRING

2004 INCENTIVE COMPENSATION PLAN

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Acceptance and Acknowledgment (the “Grant Acknowledgment”) and this Stock Option Agreement, Dade Behring Holdings, Inc. has granted you an Option under its 2004 Incentive Compensation Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Acknowledgment (the “Shares”) at the exercise price indicated in your Grant Acknowledgment.  Capitalized terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of the Option are as follows:

1.             Vesting and Exercisability.  Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Acknowledgement, provided that except to the extent otherwise specified in the Grant Acknowledgment, vesting will cease upon the termination of your employment or service relationship with the Employer and the unvested portion of the Option will terminate.

2.             Method of Exercise.  You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option.  The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing.  You may make this payment in any combination of the following:  (a) by cash; (b) by check acceptable to the Committee; (c) if permitted by the Committee, by using shares of Common Stock you have owned for at least six months or such other period necessary to avoid adverse accounting consequences; (d) if the Common Stock is registered under the Exchange Act and to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required by means of a “cashless exercise”; or (e) by any other method permitted by the Committee.

3.             Treatment Upon Termination of Employment or Service Relationship. Except to the extent otherwise specified in the Grant Acknowledgment, the unvested portion of the Option will terminate automatically and without further notice immediately upon termination of your employment or service relationship with the Employer for any reason (“Termination of Service”).  You may exercise the vested portion of the Option as follows:

(a)           General Rule.  You must exercise the vested portion of the Option on or before the earlier of (i) [ninety (90) days after your Termination of Service unless you are subject to the reporting requirements of Section 16 of the Exchange Act (“Section 16 Individual”) or] [six] months after your Termination of Service [if you are a Section 16 Individual] and (ii) the Option Expiration Date;

(b)           Disability or Death.  If your employment or service relationship terminates due to your Disability [(as defined in your employment agreement) ]or death, the vested portion of the Option must be exercised on or before the earlier of (i) [six][twelve] months after your Termination of Service and (ii) the Option Expiration Date.  If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (i) [six][twelve] months after the date of death and (ii) the Option Expiration Date; and

(c)           Cause.  The vested portion of the Option will automatically expire at the time the Employer first notifies you of your Termination of Service for Cause, unless the Committee determines otherwise.  [If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation.]  If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Committee.  [For purposes of this Stock Option Agreement, “Cause” shall have the meaning assigned to the term in your employment agreement.]

It is your responsibility to be aware of the date the Option terminates.

4.             Securities Law Compliance and Other Restrictions.  Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.  The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.  In the event of an underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, no person may sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any Shares issued pursuant to an Award granted under the Plan to the extent and for such period of time as may be requested by the underwriters.

5.             Limited Transferability.  During your lifetime only you can exercise the Option.  The Option is not transferable except by will or by the applicable laws of descent and distribution.  The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form or the personal representative of your estate.  Notwithstanding the foregoing, the Committee or its delegate, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Committee or its delegate.

6.             Withholding Taxes.  As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

7.             Option Not an Employment or Service Contract.  Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment or service contract or confer or be deemed to confer any right for you to continue in the employ or service of, or to continue any other relationship with, the Employer or limit in any way the right of the Employer to terminate your employment, service or other relationship at any time, with or without Cause.

[8.            No Right to Damages.  You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within the periods after Termination of Service as set forth in Section 3 of this Agreement or if any portion of the Option is cancelled or expires unexercised.  The loss of existing or potential profit in Awards will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Employer to you.]

[9.            Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation.  By entering into this Agreement and accepting the grant of the Option evidenced hereby, you acknowledge: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option exercise price, and the time or times when each option will be exercisable, will be at the sole discretion of the Committee; (d) that your participation in the Plan is voluntary; (e) that the value of the Option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (f) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) that the vesting of the Option ceases upon your Termination of Service for any reason except as may otherwise be explicitly provided in the Plan or this Agreement or otherwise permitted by the Committee; (h) that the future value of the Shares underlying the Option is unknown and cannot be predicted with certainty; and (i) that if the Shares underlying the Option do not increase in value, the Option will have no value.]

[8.]  [10. ]Employee Data Privacy.  By entering this Agreement, you (a) authorize the Employer and any agent of the Employer administering the Plan or providing Plan recordkeeping services, to disclose to the Employer or any of its affiliates any information and data the Employer requests in order to facilitate the grant of the Option and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Employer and its agents to store and transmit such information in electronic form.

[9.]  [11. ]Binding Effect.  This Agreement will inure to the benefit of the successors and assigns of the Employer and be binding upon you and your heirs, executors, administrators, successors and assigns.